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                                 EXHIBIT 16(b)

                       [Arthur Andersen LLP Letterhead]



Mr. Theodore A. Babcock
Chief Financial Officer
TNP Enterprises, Inc.
2 Robbins Lane, Suite 201
Jericho, New York 11753

Mr. Manjit S. Cheema
Senior Vice President and Chief Financial Officer
Texas-New Mexico Power Company
4100 International Plaza
Fort Worth, Texas 76109

May 2, 2000

Dear Mr. Babcock and Mr. Cheema:

This is to confirm that the client-auditor relationship between TNP Enterprises, Inc. (Commission File Number 1-8847) and Texas-New Mexico Power Company (Commission File Number 2-97230) and Arthur Andersen LLP has ceased.

Very truly yours,

ARTHUR ANDERSEN LLP



Copy to:
SEC Office of the Chief Accountant